Exhibit 3.1

CERTIFICATE OF CONVERSION

OF

NewAge, Inc.

(a Washington corporation)

to

NewAge, Inc.

(a Delaware corporation)

Pursuant to Section 265 of the Delaware General Corporation Law

1)	The jurisdiction where the non-Delaware Corporation first formed is: Washington.

2)	The jurisdiction immediately prior to filing this Certificate of Conversion is: Washington.

3)	The date the non-Delaware Corporation first formed is: April 26, 2010.

4)	The name of the non-Delaware Corporation immediately prior to filing this Certificate of Conversion is: NewAge, Inc.

5)	The name of the Corporation as set forth in the attached Certificate of Incorporation is: NewAge, Inc.

6)	The conversion shall be effective at 12:01 a.m. Eastern Time on May 24, 2021.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting non-Delaware Corporation has executed this Certificate of Conversion on the 21st day of May, 2021.

NewAge, Inc.,
a Washington corporation

By:	/s/ Brent D. Willis
Name:	Brent D. Willis
Title:	Chief Executive Officer